Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Third Quarter 2012 Financial Results
CORAL GABLES, FL. - October 30, 2012 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended September 28, 2012. The Company reported earnings per diluted share of $0.40 for the third quarter of 2012 compared with earnings per diluted share of $0.21 in the third quarter of 2011. Excluding asset impairment and other charges, earnings per diluted share were $0.45 in the third quarter of 2012, compared with earnings per diluted share of $0.22 in the third quarter of 2011.
"We are very pleased with the strong bottom-line performance Fresh Del Monte Produce achieved in the third quarter of 2012," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "We saw excellent growth in our global fresh-cut business. The decision to take full control of the marketing, sales and distribution of our products at the beginning of the year in Southern Europe contributed to our improved performance. We also realized efficiency improvements in our logistics and cost control initiatives that directly improved our bottom-line performance. We will continue to manage our business to maximize growth and enhance shareholder value.”
Net sales for the third quarter of 2012 were $788.8 million, compared with $795.2 million in the prior year period. The decrease in net sales for the quarter was primarily the result of lower net sales in the Company's banana business segment, primarily due to continued lower banana sales volume in the Middle East secondary markets and in Europe.
Gross profit for the third quarter of 2012 was $74.4 million, compared with $62.9 million in the third quarter of 2011. The Company had gross profit of $75.2 million in the third quarter of 2012, excluding other charges of $0.8 million. The increase in gross profit for the quarter was primarily due to higher selling prices in the Company's banana business segment and lower ocean freight costs.
Operating income for the third quarter of 2012 was $28.2 million, compared with $17.0 million in the prior year period. Excluding asset impairment and other charges, the Company had operating income of $31.1 million in the third quarter of 2012, compared with operating income of $17.6 million in the third quarter of 2011.
Net income for the third quarter of 2012 was $23.5 million, compared with $12.2 million in the third quarter of 2011. Excluding asset impairment and other charges, the Company had net income of $26.4 million in the third quarter of 2012, compared with net income of $12.8 million in the third quarter of 2011.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 28, 2012	September 30, 2011	September 28, 2012	September 30, 2011
Net sales	$788.8	$795.2	$2,644.3	$2,808.9
Cost of products sold	713.6	732.3	2,340.3	2,519.5
Other charges (1)	0.8	—	0.8	0.8
Gross profit	74.4	62.9	303.2	288.6

Selling, general and administrative expenses	46.2	47.1	137.2	141.6
Gain on disposal of property, plant and equipment	2.1	1.8	0.7	2.6
Asset impairment and other charges, net (2)	2.1	0.6	3.2	12.8
Operating income	28.2	17.0	163.5	136.8

Interest (income) expense, net	(0.2)	1.7	1.7	5.0
Other expense, net	3.3	0.4	5.9	3.8

Income before income taxes	25.1	14.9	155.9	128.0

Provision for income taxes	0.2	2.0	9.7	22.3
Net income	$24.9	$12.9	$146.2	$105.7

Less: Net income attributable to noncontrolling interests	1.4	0.7	3.0	3.1
Net income attributable to Fresh Del Monte Produce Inc.	$23.5	$12.2	$143.2	$102.6

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.40	$0.21	$2.47	$1.73

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.40	$0.21	$2.47	$1.72

Dividends declared per ordinary share	$0.10	$0.10	$0.30	$0.20

Weighted average number of ordinary shares:
Basic	58,042,379	59,393,954	57,917,831	59,266,561
Diluted	58,235,794	59,510,829	58,043,535	59,556,442

Selected Income Statement Data:
Depreciation and amortization	$17.0	$18.3	$52.1	$55.1

Non-GAAP Measures:
Reported net income per share - Diluted	$0.40	$0.21	$2.47	$1.72
Other charges (1)	$0.01	$—	$0.01	$0.01
Asset impairment and other charges, net (2)	$0.04	$0.01	$0.06	$0.21
Adjusted net income per share - Diluted (3)	$0.45	$0.22	$2.54	$1.94

(1)
Other charges for the quarter and nine months ended September 28, 2012 related primarily to inventory write-offs and plantation clean up costs due to flooding in Costa Rica. Other charges for the nine months ended September 30, 2011 related to our melon program rationalization in Central America.

(2)
Asset impairment and other charges, net, for the quarter and nine months ended September 28, 2012 related principally to flooding in Costa Rica, an under-utilized facility in the United Kingdom and other costs in Hawaii. In addition, for the nine months ended September 28, 2012, asset impairment and other charges, net, also included a gain on sale of assets previously impaired in 2011 as a result of the melon program rationalization in Central America. Asset impairment and other charges, net, for the quarter and nine months ended September 30, 2011 related to the closure of an under-utilized banana distribution center in the United Kingdom and legal costs in Hawaii. In addition, for the nine months ended September 30, 2011, asset impairments and other charges, net, also related to our melon program rationalization in Central America, and our decision to abandon an isolated area of our banana operation in the Philippines due to crop disease.

(3)
Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	September 28, 2012					September 30, 2011
Segment Data:
	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$359.8	46%	$12.0	(1)	16%	$375.1	47%	$(1.0)		(2)%
Other Fresh Produce	335.2	42%	50.8		68%	337.0	42%	52.1	(2)	83%
Prepared Food	93.8	12%	11.6		16%	83.1	11%	11.8		19%
	$788.8	100%	$74.4		100%	$795.2	100%	$62.9		100%

	Nine months ended
	September 28, 2012					September 30, 2011

	Net Sales		Gross Profit			Net Sales		Gross Profit

Banana	$1,182.2	45%	$88.4	(1)	29%	$1,268.7	45%	$91.3		32%
Other Fresh Produce	1,210.1	45%	177.0		58%	1,266.1	45%	151.7	(2)	52%
Prepared Food	252.0	10%	37.8		13%	274.1	10%	45.6		16%
	$2,644.3	100%	$303.2		100%	$2,808.9	100%	$288.6		100%

	Quarter ended					Nine months ended
Net Sales by Geographic Region:	September 28, 2012		September 30, 2011			September 28, 2012		September 30, 2011

North America	$420.2	53%	$399.9		50%	$1,413.9	53%	$1,430.6		51%
Europe	145.5	19%	174.7		22%	546.0	21%	666.8		24%
Asia	91.2	12%	93.6		12%	332.8	13%	341.2		12%
Middle East	105.6	13%	114.2		14%	287.4	11%	324.3		11%
Other	26.3	3%	12.8		2%	64.2	2%	46.0		2%
	$788.8	100%	$795.2		100%	$2,644.3	100%	$2,808.9		100%

(1)
Banana gross profit for the quarter and nine months ended September 28, 2012 includes charges of $0.8 million primarily related to inventory write-offs and plantation clean up costs due to flooding in Costa Rica.

(2)	Other fresh produce gross profit for the nine months ended September 30, 2011 included charges of $0.8 million related to the write-off of inventory as a result of the melon program rationalization.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 28, 2012	December 30, 2011

Assets
Current assets:
Cash and cash equivalents	$24.6	$46.9
Trade accounts receivable, net	289.1	290.7
Other accounts receivable, net	45.7	63.9
Inventories	426.4	428.9
Other current assets	70.8	61.6
Total current assets	856.6	892.0

Investment in and advances to unconsolidated companies	2.0	2.3
Property, plant and equipment, net	1,026.6	1,022.9
Goodwill	405.4	402.3
Other noncurrent assets	171.6	184.5
Total assets	$2,462.2	$2,504.0

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$327.6	$343.2
Current portion of long-term debt and capital lease obligations	26.0	2.2
Other current liabilities	37.4	24.4
Total current liabilities	391.0	369.8

Long-term debt and capital lease obligations	2.4	213.3
Other noncurrent liabilities	208.8	205.8
Total liabilities	602.2	788.9

Total Fresh Del Monte Produce Inc. shareholders' equity	1,830.2	1,689.4
Noncontrolling interests	29.8	25.7
Total shareholders' equity	1,860.0	1,715.1
Total liabilities and shareholders' equity	$2,462.2	$2,504.0

Selected Balance Sheet Data:
Working capital	$465.6	$522.2
Total debt	$28.4	$215.5

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 28, 2012	September 30, 2011
Operating activities:
Net income	$146.2	$105.7
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	52.1	55.1
Amortization of debt issuance costs	1.0	3.0
Asset impairment charges	2.1	9.3
Gain on sales of property, plant and equipment	(2.6)	(2.5)
Foreign currency translation adjustment	2.6	(0.8)
Other changes	(2.4)	10.4
Changes in operating assets and liabilities:
Receivables	20.0	47.7
Inventories	4.7	6.7
Other current assets	(7.1)	(2.4)
Accounts payable and accrued expenses	9.6	16.6
Other noncurrent assets and liabilities	3.3	—
Net cash provided by operating activities	229.5	248.8

Investing activities:
Capital expenditures	(62.5)	(62.7)
Proceeds from sales of property, plant and equipment	8.8	3.9
Proceeds from sale of unconsolidated subsidiary	0.2	—
Purchases of available-for-sale investments	(11.0)	—
Net cash used in investing activities	(64.5)	(58.8)

Financing activities:
Net payments on long-term debt	(187.2)	(183.4)
Contributions from (distributions to) noncontrolling interests	7.0	(3.1)
Proceeds from stock options exercised	6.6	21.8
Excess tax benefit from stock-based compensation	3.8	—
Dividends paid	(17.4)	(11.9)
Repurchase of shares	—	(37.9)
Net cash used in financing activities	(187.2)	(214.5)

Effect of exchange rate changes on cash	(0.1)	2.2

Net decrease in cash and cash equivalents	(22.3)	(22.3)
Cash and cash equivalents, beginning	46.9	49.1
Cash and cash equivalents, ending	$24.6	$26.8

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Fresh Del Monte Produce Inc.

Third Quarter 2012 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter decreased 4% to $359.8 million, compared with $375.1 million in the third quarter of 2011, primarily due to lower sales volume in the Middle East secondary markets and in Europe. Worldwide pricing increased $0.30, or 2%, to $13.21 per unit, compared with $12.91 per unit in the third quarter of 2011. Volume was 6% lower. Gross profit for the quarter was $12.0 million, compared with a loss $1.0 million in the third quarter of 2011. Unit costs were 1% lower than the prior year period, primarily due to lower ocean freight costs.
Other Fresh Produce
Net sales for the quarter decreased 1% to $335.2 million, compared with $337.0 million in the third quarter of 2011. The decline in net sales was primarily the result of planned volume reductions in the Company's melon product line and lower selling prices in the Company's gold pineapple product line. The decrease in net sales in the third quarter of 2012 was partially offset by higher volume in the Company's non-tropical product line and higher selling prices in the Company's fresh-cut product line. Gross profit for the quarter was $50.8 million, compared with gross profit of $52.1 million in the prior year period.

Gold pineapple - Net sales decreased 5% to $122.9 million. Volume decreased 2%. Pricing decreased 3%. Unit cost was 4% higher.
Fresh-cut - Net sales increased 6% to $98.4 million. Volume decreased 4%. Pricing increased 11%. Unit cost was 6% higher.
Melon - Net sales decreased 46% to $7.2 million. Volume decreased 47%. Pricing increased 3%. Unit cost was 8% higher.
Non-tropical - Net sales increased 14% to $60.6 million. Volume increased 16%. Pricing decreased 2%. Unit cost was 7% lower.
Tomato - Net sales decreased 3% to $15.9 million. Volume decreased 1%. Pricing decreased 3%. Unit cost was 2% lower.
Prepared Food
Net sales increased 13% to $93.8 million for the quarter, compared with $83.1 million in the prior year's third quarter. The increase in net sales was primarily due to higher sales volume in the Company's poultry product line. Gross profit for the quarter was $11.6 million, compared with $11.8 million in the third quarter of 2011.
Cash Flows
Net cash provided by operating activities for the first nine months of 2012 was $229.5 million, compared with $248.8 million in the same period of 2011.
Total Debt
Total debt decreased from $215.5 million at the end of 2011 to $28.4 million at the end of the third quarter of 2012. On October 25, 2012, the Company entered into a new five-year, $500 million syndicated senior unsecured revolving credit facility. Refer to the Company's press release dated October 25, 2012.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2012 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 30, 2011 along with other reports that the Company has on file with the Securities and Exchange Commission.

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